Company:	Jack Henry & Associates, Inc.	Analyst Contact:	Vance Sherard, CFA
	663 Highway 60, P.O. Box 807		Vice President, Investor Relations
	Monett, MO 65708		(417) 235-6652

		Press Contact:	Mark Folk
Director, Corporate Communications
(704) 890-5323
Greg Adelson Appointed to Jack Henry Board of Directors

MONETT, Mo., August 27, 2025 – Jack Henry & Associates Inc.® (Nasdaq: JKHY) today announced the appointment of President and CEO Greg Adelson to its Board of Directors on August 22, 2025. This appointment coincides with the expansion of the company's Board from nine to 10 directors.

Adelson was appointed President of Jack Henry on January 25, 2022, and became CEO on July 1, 2024. He will continue to serve in both capacities following his Board appointment. Adelson joined Jack Henry in 2011 and has served as the company’s Group President of iPay Solutions™, General Manager of JHA Payment Solutions™, and Chief Operating Officer.

"Greg has done an excellent job as CEO, and we are pleased to have him join our Board of Directors," said Jack Henry Board Chair David Foss. "Greg is a strong, proven leader whose strategic vision and focus on culture, service, and innovation have been essential to Jack Henry's growth and success for the past 14 years.”

About Jack Henry & Associates, Inc.®
Jack Henry™ (Nasdaq: JKHY) is a well-rounded financial technology company that strengthens connections between financial institutions and the people and businesses they serve. We are an S&P 500 company that prioritizes openness, collaboration, and user centricity – offering banks and credit unions a vibrant ecosystem of internally developed modern capabilities as well as the ability to integrate with leading fintechs. For nearly 50 years, Jack Henry has provided technology solutions to enable clients to innovate faster, strategically differentiate, and successfully compete while serving the evolving needs of their accountholders. We empower approximately 7,400 clients with people-inspired innovation, personal service, and insight-driven solutions that help reduce the barriers to financial health. Additional information is available at www.jackhenry.com.

Statements made in this news release that are not historical facts are “forward-looking statements.” Because forward-looking statements relate to the future, they are subject to inherent risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, but are not limited to, those discussed in the Company’s Securities and Exchange Commission filings, including the Company’s most recent reports on Form 10-K and Form 10-Q, particularly under the heading “Risk Factors.” Any forward-looking statement made in this news release speaks only as of the date of the news release, and the Company expressly disclaims any obligation to publicly update or revise any forward-looking statement, whether because of new information, future events or otherwise.